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                                                                   Exhibit 10.27

                SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

                          OF AKAMAI TECHNOLOGIES, INC.

      Non-employee directors of Akamai Technologies, Inc. ("Akamai") are entitled to annual compensation of $120,000, of which $20,000 is paid in cash and $100,000 is paid in deferred stock units ("DSUs") representing the right to acquire shares of Akamai common stock. The number of DSUs issued is based on the fair market value of Akamai's common stock on the date of its annual stockholders meeting. For so long as the person remains a director, DSUs will vest over a two-year period. In addition, Akamai's Lead Director and the Chair of its Audit Committee are entitled to $25,000 of additional compensation, of which $15,000 is paid in cash and $10,000 is paid in DSUs. Chairs of the two other board committees are entitled to $10,000 of compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive fair market value options to purchase 50,000 shares of its common stock when he or she joins the Board of Directors. Akamai also reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.